Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cheryl R. Johnson
         Vice President, Investor Relations
         NOVOSTE CORPORATION
         (770) 717-6052

              NOVOSTE REPORTS SECOND QUARTER 2000 FINANCIAL RESULTS

      NORCROSS, GA., July 25, 2000 - Novoste Corporation (Nasdaq: NOVT) today announced that for the quarter ended June 30, 2000, net sales reached a record $1,198,000, a 116% increase over net sales of $554,000 in the second quarter of 1999. For the six months ended June 30, 2000, net sales totaled $2,044,000, compared to $638,000 during the first six months of 1999. The increase in net sales was due primarily to growth in the customer base in Europe and other international markets.

      For the three months ended June 30, 2000, the Company reported a net loss of $7,129,000, or $(0.45) per share, compared to a net loss of $7,438,000, or $(0.53) per share, for the same period last year. For the six months ended June 30, 2000, the net loss was $14,328,000, or $(0.95) per share, compared to a net loss of $15,500,000 or $(1.22) per share for the corresponding period in 1999. The decrease in net loss was attributed to improved gross margins and increased interest income related to a higher cash balance in 2000 compared to 1999.

      Commenting on the quarter, William A. Hawkins, President & CEO of Novoste, stated, "I am pleased with our sales growth and in the broadening of our customer base. In the last 90 days, the number of hospitals licensed to purchase the Beta-Cath(TM) System outside the United States increased from 72 to 101. During the second quarter, we also expanded our product offering by receiving approval to affix the CE mark to our 60-mm radiation source train, which will enable physicians to use our vascular brachytherapy device to treat patients with longer lesions. In Europe, we now offer radiation source trains in lengths of 30, 40, and 60 millimeters."

      Mr. Hawkins added, "Novoste has made tremendous progress towards commercializing the Beta-Cath(TM) System in the U.S. market. Our Pre-Market Approval (PMA) application, which was filed with the FDA on April 14, is currently undergoing expedited review. We also have made excellent progress towards completing patient follow-up in our START 40 and Beta-Cath(TM) System trials and are committed to announcing the results of both trials during the fourth quarter of this year."

      Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the European Union and other countries outside the U.S. For more information on the Beta-Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

      The forward-looking statements included in this release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, including the demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, market acceptance and availability of the Beta-Cath(TM) System, and other risks detailed in documents filed by Novoste with the SEC including its S-3 registration statement and Forms 10-K, 10-Q and 8-K.

                       - FINANCIAL HIGHLIGHTS TO FOLLOW -

                               NOVOSTE CORPORATION
                        CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)

                                     Three Months Ended June 30,      Six Months Ended June 30,
                                        2000            1999            2000            1999
                                    ----------------------------    ----------------------------
Net Revenue                         $  1,197,647    $    553,914    $  2,043,693    $    637,826
Cost of Sales                            770,013         499,012       1,523,393         676,908
                                    ------------    ------------    ------------    ------------
Gross Margin                             427,634          54,902         520,300         (39,082)
                                    ------------    ------------    ------------    ------------
Operating expenses
   Research and development            4,250,381       5,672,618       8,725,921      11,835,387
   Sales and marketing                 2,987,702       1,467,260       5,357,206       2,841,266
   General and administrative          1,367,654       1,070,393       2,415,155       1,814,171
                                    ------------    ------------    ------------    ------------
Total operating expenses               8,605,737       8,210,271      16,498,282      16,490,824
                                    ------------    ------------    ------------    ------------
Loss from operations                  (8,178,103)     (8,155,369)    (15,977,982)    (16,529,906)
Interest income                        1,048,970         717,027       1,649,907       1,029,624
                                    ------------    ------------    ------------    ------------
Net loss                            $ (7,129,133)   $ (7,438,342)   $(14,328,075)   $(15,500,282)
                                    ============    ============    ============    ============
Net loss per share                  $      (0.45)   $      (0.53)   $      (0.95)   $      (1.22)
                                    ============    ============    ============    ============

Shares used in computing net loss
per share                             15,865,441      14,095,791      15,067,015      12,680,973
                                    ============    ============    ============    ============

                            CONDENSED BALANCE SHEETS
                                   (unaudited)

                                                    June 30,        December 31,
                                                      2000             1999
                                                   -----------      ------------

ASSETS
Current assets
   Cash, cash equivalents and
     short-term investments                        $79,173,647      $ 41,423,692
   Other current assets                              2,675,300         3,699,527
                                                   -----------      ------------
Total current assets                                81,848,947        45,123,219
Other assets                                         8,061,264         4,244,183
                                                   -----------      ------------
Total assets                                       $89,910,211      $ 49,367,402
                                                   ===========      ============

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities                                $ 6,466,191         6,302,558
Stockholders' equity                                83,444,020        43,064,844
                                                   -----------      ------------
Total liabilities and stockholders' equity         $89,910,211      $ 49,367,402
                                                   ===========      ============

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